Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

October 18, 2022

Nikola Corporation

4141 E Broadway Road

Phoenix, Arizona 85040

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Nikola Corporation, a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 on Registration Statement on Form S-8 to Form S-4 Registration Statement (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 996,291 shares of common stock, $0.0001 par value per share, of the Registrant (the “Shares”) issuable upon the future settlement of certain restricted stock unit awards and performance stock unit awards outstanding pursuant to the Romeo Power, Inc. 2020 Long-Term Incentive Plan and Romeo Systems, Inc. 2016 Stock Plan (collectively, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP